Exhibit 5.1

[JONES DAY LETTERHEAD]

April 2, 2010

Diversey, Inc.

8310 16th Street, P.O. Box 902

Sturtevant, Wisconsin 53177-0902

Re:	Registration Statement on Form S-4 Filed by Diversey, Inc.

Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as counsel for Diversey, Inc., a Delaware corporation (the “Company”), and the Subsidiary Guarantors (as defined below) in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $400,000,000 aggregate principal amount of 8.25% Senior Notes due 2019 of the Company (the “Exchange Notes”) for an equal principal amount of 8.25% Senior Notes due 2019 of the Company outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of November 24, 2009 (as amended, supplemented or otherwise modified, the “Indenture”), by and among the Company, the companies listed on Annex A hereto (each, a “Covered Guarantor” and, collectively, the “Covered Guarantors”), the companies listed on Annex B hereto (each, an “Other Guarantor” and, collectively, the “Other Guarantors;” such Other Guarantors and the Covered Guarantors are collectively referred to as the “Subsidiary Guarantors”) and Wilmington Trust FSB, as trustee (the “Trustee”). The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee”) on a joint and several basis by the Subsidiary Guarantors.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and issued and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company.

2.	The Subsidiary Guarantee of the Exchange Notes (each, an “Exchange Guarantee” and collectively, the “Exchange Guarantees”) of each Covered Guarantor, when it is issued and delivered in exchange for the Subsidiary Guarantee of the Outstanding Notes (collectively, the “Outstanding Guarantees”) of that Covered Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of that Covered Guarantor.

Diversey, Inc.

April 2, 2010

3.	The Exchange Guarantee of each Other Guarantor, when it is issued and delivered in exchange for the Outstanding Guarantee of that Other Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of that Other Guarantor.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

For purposes of the opinions expressed herein, we have assumed that the Trustee has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee.

For purposes of our opinion set forth in paragraph 3 with respect to the Exchange Guarantees of the Other Guarantors, we have assumed that (a) each Other Guarantor is a corporation or limited liability company existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority, obtained all requisite organizational, third-party and governmental authorizations, consents and approvals and made all filings and registrations required to enable it to execute, deliver and perform its Exchange Guarantee, (b) such execution, delivery and performance did not and will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties and (c) the Exchange Guarantee of each Other Guarantor has been duly executed by such Other Guarantor and constitutes a valid and binding obligation of such Other Guarantor under the laws of its jurisdiction of organization.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

For purposes of our opinions insofar they relate to the Subsidiary Guarantors, we have assumed that the obligations of each of the Subsidiary Guarantors under the Exchange Guarantees are, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate purposes, or necessary or convenient to the conduct, promotion or attainment of the business of the respective Subsidiary Guarantor and will benefit the respective Subsidiary Guarantor, directly or indirectly.

The opinions expressed herein are limited to (i) the laws of the State of New York, (ii) the laws of the State of Ohio and (iii) the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, in each case as currently in effect, and we express no opinion or view as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction on the opinions expressed herein.

Diversey, Inc.

April 2, 2010

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Annex A

Name of Covered Guarantor	State of Incorporation or Organization
Auto-C, LLC	Delaware

Integrated Sanitation Management, Inc.	Delaware

JDI CEE Holdings, Inc.	Delaware

Diversey Puerto Rico, Inc.	Delaware

Diversey Shareholdings, Inc.	Delaware

Diversey USA Shareholdings, Inc.	Delaware

Professional Shareholdings, Inc.	Delaware

The Butcher Company	Delaware

DuBois International, Inc.	Ohio

Annex B

Name of Covered Guarantor	State of Incorporation or Organization
JDI Holdings, Inc.	Nevada

JD Polymer, LLC	Wisconsin

JWP Investments, Inc.	Nevada